Exhibit 99.1

DIRTT Welcomes Brad Little as Chief Financial Officer

Calgary, Alberta, August 18, 2022 (GLOBE NEWSWIRE) — DIRTT (or the “Company”) (Nasdaq: DRTT, TSX: DRT), a global leader in industrialized construction, is pleased to welcome Brad Little as its new Chief Financial Officer, effective August 23, 2022. Working out of DIRTT’s headquarters in Calgary, Alberta, Brad will lead the finance team as DIRTT continues to realign the organization and actively reinvest to focus on our strengths, building agile environments designed to help our clients navigate change.

Brad brings over 20 years of progressive experience in finance with companies including Black Mountain Sand, Cornerstone Building Brands, Willbros, Technip, and PricewaterhouseCoopers. In addition to leadership roles in publicly-traded companies, Brad has built deep knowledge of integrated manufacturing for construction through nearly 7 years with Cornerstone. With previous CFO experience, Brad is adept at ensuring financial strategy aligns with the broader goals of the business.

“We’re thrilled to welcome Brad to the DIRTT team,” said Benjamin Urban, Chief Executive Officer. “His track record of partnership with operations and other teams makes him a welcome addition to our leadership group as we pursue DIRTT’s growth goals.”

Brad holds a Bachelor of Business Administration in Accounting from Texas State University and is a Certified Public Accountant. He is a published author and co-founder of 84 Phoenix, a non-profit that raises money to support education, mentorship, leadership counseling, and coaching in underdeveloped areas.

DIRTT’s outgoing CFO, Geoffrey Krause, recently announced his intention to retire from the Company effective September 30, 2022. We thank Geoff for all his contributions to DIRTT over more than 4 years with the Company and for his support through this leadership transition.

Special Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking information” and “forward-looking statements” (collectively, “Forward-Looking Information”) as defined under applicable provisions of the United States Private Securities Litigation Reform Act of 1995, and Section 21E of the Exchange Act and within the meaning of applicable Canadian securities laws. All statements, other than statements of historical fact included in this news release, is Forward-Looking Information. When used in this news release, the words “anticipate,” “believe,” “expect,” “intend,” “plan,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, variations thereon and other similar expressions are intended to identify Forward-Looking Information, although not all Forward-Looking Information contains such identifying words. Forward-Looking Information, by its nature, is based on assumptions, and is subject to important risks and uncertainties. You should not rely on any Forward-Looking Information, which represents our beliefs, assumptions and estimates only as of the dates on which it was made, as predictions of future events. We undertake no obligation to update this Forward-Looking Information, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our Forward-Looking Information with these cautionary statements.

About DIRTT

DIRTT is a global leader in industrialized construction. Its system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom and greater certainty in cost, schedule, and outcomes. Headquartered in Calgary, Alberta, Canada, DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT”.

For further information, please contact

DIRTT Media Relations

media@dirtt.com

DIRTT Investor Relations

ir@dirtt.com